UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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VULCAN MATERIALS COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT OF VULCAN MATERIALS COMPANY

The supplemental information contained herein should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Vulcan Materials Company (the “Company”) on April 27, 2012 (the “Definitive Proxy Statement”), which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

On Friday, May 4, 2012, the Delaware Court of Chancery Court ruled that Martin Marietta breached two binding contracts it had entered into with Vulcan in pursuing its exchange offer and proxy contest. In its decision, the Court ruled that “Martin Marietta shall be enjoined for a period of four months from prosecuting a proxy contest, making an exchange or tender offer, or otherwise taking steps to acquire control of Vulcan shares or assets” and also enjoined Martin Marietta from “any further violations” of the two binding agreements during such period. Martin Marietta has announced its intent to pursue an appeal of the Delaware Court of Chancery’s decision and seek a stay of the decision pending the outcome of the appeal.

On May 7, 2012, Martin Marietta withdrew its motion for a preliminary injunction that it had filed in the Superior Court of New Jersey’s Chancery Division for Mercer County and which sought to prohibit Vulcan from declaring its proposed nominees ineligible for election.

The discussions in the Definitive Proxy Statement beginning on pages 9 and 10 of the Definitive Proxy Statement, respectively entitled “Litigation in Connection with Martin Marietta’s Offer and Proxy Solicitation—Delaware Litigation” and “Litigation in Connection with Martin Marietta’s Offer and Proxy Solicitation—New Jersey Litigation,” are hereby supplemented accordingly.

The following disclosure amends and restates the discussion beginning on page 15 of the Definitive Proxy Statement concerning Professional Advisors in order to reflect the Company’s subsequent retention of Bank of America Merrill Lynch as further described below:

Professional Advisors

We have retained Sard Verbinnen & Co. (“Sard Verbinnen”) as our public relations advisor in connection with Martin Marietta’s exchange offer. Vulcan has agreed to pay customary compensation to Sard Verbinnen for such services. Vulcan has also agreed to indemnify Sard Verbinnen and certain related persons against certain liabilities relating to or arising out of the engagement.

Vulcan has retained Goldman, Sachs & Co. in connection with, among other things, Vulcan’s analysis and consideration of, and response to, the exchange offer. Goldman will be paid fees to be determined by the Company for such services, may be reimbursed for its reasonable out-of-pocket expenses (including certain fees and disbursements of its legal counsel), and will be indemnified against certain liabilities relating to or arising out of the engagement.

Vulcan has retained Bank of America Merrill Lynch (“BAML”) as an additional independent financial advisor in connection with, among other things, Vulcan’s analysis and consideration of, and response to, the Offer. Vulcan will pay BAML fees to be determined by the Company for its services, reimburse it for certain of its expenses (including certain fees and disbursements of its legal counsel), and indemnify it and certain related persons against certain liabilities relating to or arising out of the engagement.